Submission of Matters to a Vote of Shareholders

The Joint Annual Meeting of Shareholders of Energy Income and Growth Fund, First Trust Value Line(R) 100 Fund, First Trust/Fiduciary Asset Management Covered Call Fund and
First Trust/Aberdeen Global Opportunity Income Fund was held on April 18, 2005. At the Annual Meeting the Fund's Board of Trustees, consisting of James A. Bowen, Niel B. Nielson,
Thomas R. Kadlec, Richard E. Erickson and David M. Oster, was elected to serve an additional one year term. The number of votes cast for James A. Bowen was 13,535,271, the number of votes withheld was 108,359 and the number of abstentions was 3,721,606. The number of votes cast for Niel B. Nielson was 13,536,397, the number of votes withheld was 107,233 and the number of abstentions was 3,721,606. The number of votes cast for Richard E. Erickson was 13,549,512, the number of votes withheld was 94,118 and the number of abstentions was 3,721,606. The number of votes cast for Thomas R. Kadlec was 13,546,021, the number of votes withheld was 97,609 and the number of abstentions was 3,721,606. The number of votes cast for David M. Oster was 13,548,647, the number of votes withheld was 94,983 and the number of abstentions was 3,721,606.